EXHIBIT 99.1

Memo from Tamara Lundgren, President and Chief Executive Officer, to Employees Dated January 8, 2015

Earlier today, we announced our first quarter FY15 earnings, which reflected the impact of a significant decline in ferrous scrap prices. As you know, this is not the first time that we’ve been faced with a tough economic environment, and just as we’ve done in the past, our team pulled together and exhibited the strength of purpose and resiliency that enabled us to deliver on many of our goals.  In particular, in MRB and SMB we completed our targeted productivity and cost reduction initiatives ahead of schedule and generated improved results year-over-year through productivity improvements; we maintained a strong balance sheet; and we returned capital to our shareholders through our quarterly dividend

As you are aware, last quarter we announced a productivity initiative in APB which was targeted to yield benefits through the development and implementation of a Management Operating System to increase productivity in our Pick-N-Pull field operations.  Over the course of the last few months, members of the senior leadership team worked together to streamline APB functional processes and focus resources on optimizing the profitability of our Pick-N-Pull stores. These changes will increase the efficiency of the APB organization and help us compete more effectively in the current macroeconomic environment.

Some of these organizational efficiencies will unfortunately be accompanied by reductions in the number of employees.  We intend to achieve this by taking advantage of normal attrition wherever possible and will be very selective about backfilling roles over the next several months to help us reach the desired organizational staffing levels in APB. We are grateful for the contributions and commitments of all our employees and we will miss those who will be leaving.  They have been friends, colleagues and valuable contributors. None of us takes these departures lightly, but this reorganization is a significant and necessary step in our continuing effort to lower our costs of doing business, and to increase our profitability as we face the continued headwinds of a weak global economic environment.

Each of you has played an important role in our continued success by remaining committed to our strategy, executing on operational synergies, and developing continuous improvement initiatives. It is essential that we all participate in the continuous improvement efforts that help us operate more efficiently and execute well on our most important priorities. It is the strength of our team that gives us the confidence that these changes will result in a more competitive cost structure and a more capable and flexible organization.

We are also announcing today that Tom Klauer is retiring from Schnitzer Steel and Pick-N-Pull effective this week.  In his 25 years with us, Tom has led the team that has built Pick-N-Pull to include over 60 stores in the US and Canada.  We appreciate Tom’s many contributions, including his mentorship of many individuals on the Pick-N-Pull team. We wish Tom all the best as he begins the next phase of his life with his wife, Michelle, and is able to spend more time pursuing his many outside interests.

Several months ago, Tom asked Steve Heiskell to move into the Vice President and General Manager role for APB. Steve will now lead Pick-N-Pull as Senior Vice President and Managing Director, reporting directly to me. Please join me in congratulating Steve on his new role.